Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2020
Comments of Eric R. Marchetto
Senior Vice President and Chief Financial Officer
April 30, 2020
Thank you, Melendy, and good morning everyone. I am honored to be assuming the CFO position after 25 years of service to the Company. I look forward to working with our stakeholders in this role as we continue to improve upon both the effectiveness and efficiency of our platform and to drive enhanced performance and value creation opportunities.
With the onset of the COVID-19 outbreak, we have implemented preventative measures without significant interruptions thus far to our daily operations. However, we expect that there will be negative financial impacts to our business, and we will adjust accordingly.
While there were a number of moving pieces in the first quarter within Trinity’s corporate line items and consolidated results, the operational performance of the Railcar Leasing and Products businesses were slightly better than our internal expectations. The Leasing Group’s revenue and profit from operations grew year over year primarily due to growth in the lease fleet and higher average lease rates. The change in our depreciation policy also contributed to the increase in the segment profit margin. During the first quarter, we completed a small portfolio sale to one of our RIV partners, demonstrating the value of railcar assets with leases attached – even in a state of heightened financial market disruptions.
The Rail Products Group delivered just over 3,700 railcars in the first quarter while reducing production capacity within our manufacturing facilities. As I mentioned on our February earnings call, we expected these margin headwinds from the inefficiencies in slowing our production and reducing our manufacturing capacity and headcount.
Commercially, we were impacted by the evolving uncertainty within the industrial market and lower North American railcar loadings. Lease fleet utilization declined to 95.4%, and new railcar orders for the quarter totaled 1,970 railcars.
By our analysis, we believe approximately 80% of our customers operate as essential businesses and infrastructure as defined by governmental authorities, and many of our other customers indirectly support these businesses within the supply chain. Given the prevalence of public data on railcar loadings, which is a primary indicator for our business, the shift in the demand environment for railcar equipment should not come as a surprise. We have seen significant declines in rail volumes, which ultimately leads to underutilized railcar equipment. However, there are a few market sectors that present as a bright spot for rail equipment demand. The best near-term opportunity, we believe, will be in agricultural markets - specific to grains and fertilizers - due to the age of the fleet of railcars and relatively high asset utilization. There is not one “railcar market,” there are several markets of railcars – each one specific to their own demand drivers and fleet dynamics. We are closely monitoring economic forecasts for recovery in all of our markets. Regardless of the market trajectory, our management team is experienced in responding to rapid shifts in railcar demand.
Compounding the issues surrounding COVID-19, the drastic decline in crude oil prices in the first quarter has created a historic jolt to the energy markets. In response, we removed approximately 540 tank cars from our first quarter backlog that were expected to go primarily into crude service because the customers’ financial condition had changed materially since the orders were made. Our backlog no longer includes any railcars for frac sand service or crude oil service. With that said, in Trinity’s lease portfolio, approximately 4% currently serves the crude oil market, and approximately 8% serves the frac sand market. These markets have experienced numerous structural shifts over the past decade, and the challenges spurred by the mining of brown sand the last few years are widely acknowledged. We expect the collapse in shale oil production could leave the frac sand industry financially vulnerable, and we are closely and continually monitoring market developments to mitigate our risk and protect the return on this investment.
A small percentage of our customers have also requested financial relief in the current environment. Where appropriate, Trinity has implemented certain criteria for extending payment terms for customers at this time, and we will continue to evaluate how we can support our customers.
As it pertains to Trinity’s financial position, we believe Trinity is starting from a position of strength. Following the rapid deterioration of the financial markets due to COVID-19, the Company tested several scenario analyses on our cash flows to evaluate the strength of our balance sheet and liquidity. Through all of our assumptions, Trinity’s platform was resilient.
A summary of our liquidity and balance sheet is provided on slide 4 of the Supplemental Materials.
As of the end of the first quarter, the Company had committed available liquidity of $760 million. In addition, we expect to receive $300 million in tax refunds this year resulting from reinstatement of tax-loss carryback provisions in the CARES Act. The cash tax benefit reflects the significant financial synergies within our platform. We have a diverse lease fleet of approximately 130,000 railcars providing lease and fee income visibility, which includes total committed revenue of $2.5 billion, as well as a railcar backlog with a value of $1.6 billion. When considering the relative market stability to date from our highway and maintenance businesses, we expect Trinity to generate solid cash flow in 2020 and to maintain our liquidity position in our base case scenario.
As further liquidity options, the Company has unencumbered assets of approximately $1.5 billion available for monetization through leverage or secondary market transactions. When considering the Company’s debt maturity profile, and the additional levers we have to unlock capital, we believe our balance sheet and financial strength enables Trinity to navigate the COVID-19 pandemic. We will continue to maximize the cash flow from the committed business while using our commercial reach and market knowledge to navigate these unusual times. As a result of our shifting priorities to manage our balance sheet amid COVID-19, we anticipate the Company’s leverage ratios may decline as we go through the year. We are closely monitoring our available capital and liquidity needs to determine our course of action and to balance our long-term goal of balance sheet optimization. Our platform is demonstrating that it is built to deliver and sustain!
I’ll now turn the call back over to Jean for closing comments.

On the webcast and conference call, Mr. Marchetto responded to a question from an analyst regarding expected railcar deliveries from the Company's backlog. The Company would like to clarify that the 10,000 railcars scheduled for delivery for 2020 is a full-year quantity.